UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2018

Pandora Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35198	94-3352630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Franklin Street, Suite 700

Oakland, CA 94612

(Address of principal executive offices, including zip code)

(510) 451-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

On September 23, 2018, Pandora Media, Inc., a Delaware corporation (the “Company”), Sirius XM Holdings Inc., a Delaware corporation (“Parent”), and White Oaks Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, the Company will be acquired by and become a wholly owned subsidiary of Parent (such transaction, the “Merger”) at the effective time of the Merger.

Pursuant to the Merger, each former share of the Company’s common stock, par value $0.0001 per share (“Company Common Stock”), issued and outstanding immediately prior to the effective time (excluding any such shares owned by the Company, Parent or any subsidiary of Parent) will be converted into the right to receive 1.44 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent’s common stock, par value $0.001 per share (“Parent Common Stock”).

Further, pursuant to the Merger, (i) each option granted by the Company under its stock incentive plans to purchase shares of Company Common Stock, whether vested or unvested, will be assumed and converted into an option to purchase shares of Parent Common Stock, with appropriate adjustments (based on the Exchange Ratio) to the exercise price and number of shares of Parent Common Stock subject to such option, and will have the same vesting schedule and exercise conditions as in effect as of immediately prior to the closing of the Merger; (ii) each unvested restricted stock unit granted by the Company under its stock incentive plans will be assumed and converted into an unvested restricted stock unit of Parent, with appropriate adjustments (based on the Exchange Ratio) to the number of shares of Parent Common Stock to be received, and will have the same vesting schedule and settlement date as in effect as of immediately prior to the closing of the Merger; and (iii) each unvested performance award granted by the Company under its stock incentive plans shall be cancelled and forfeited if the per share value of merger consideration at the closing of the Merger as determined pursuant to the Merger Agreement is less than $20.00, and otherwise each such award will be assumed and converted into a time vesting award to receive a number of shares of Parent Common Stock based on the Exchange Ratio, and will have the same vesting schedule as in effect as of immediately prior to the closing of the Merger.

The Merger Agreement contains customary representations and warranties from both the Company and Parent, and each party has agreed to customary covenants, including covenants relating to the conduct of its business during the period between the execution of the Merger Agreement and the closing of the Merger. In the case of the Company, such obligations include its agreement to call a meeting of its stockholders to adopt the Merger Agreement, and, subject to certain exceptions, to recommend that its stockholders adopt the Merger Agreement.

During the period beginning on the date of the Merger Agreement and continuing until 12:01 a.m. (New York time) on October 24, 2018 (the “No-Shop Period Start Date”), the Company has the right to (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a competing acquisition proposal, (ii) furnish to any person that is party to an acceptable confidentiality agreement any information which is reasonably requested by any person in connection with their potentially making a competing acquisition proposal and (iii) participate or engage in discussions or negotiations with such person regarding a competing acquisition proposal.

On the No-Shop Period Start Date, the Company will cease such activities, and will be subject to further restrictions, including that it will not (i) solicit proposals or offers that constitute, or could reasonably be expected to lead to, a competing acquisition proposal, or (ii) engage in any discussions or negotiations regarding a competing acquisition proposal. However, prior to obtaining stockholder approval, the Company may engage in the foregoing activities with any third party that provides the Company with a competing acquisition proposal after the execution of the Merger Agreement and prior to the No-Shop Period Start Date (an “Excluded Party”), which acquisition proposal the Company’s board of directors (the “Board”) determines in good faith prior to the No-Shop Period Start Date is or would reasonably be expected to lead to a superior proposal, unless such proposal is withdrawn or, in the good faith determination of the Board, no longer is or would reasonably be expected to lead to a superior proposal. Furthermore, the Company can also engage in such activities with any third party that provides to the Company an unsolicited bona fide written competing acquisition proposal, if the Board determines in good faith that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal.

Prior to the approval of the Merger Agreement by the Company stockholders, the Board may change its recommendation that the Company stockholders adopt the Merger Agreement if the Board receives a superior proposal or if there is an intervening event, but only if certain conditions are satisfied with respect thereto and the Company complies with its obligations in respect thereof.

The Company stockholders will be asked to vote on the adoption of the Merger Agreement at a special stockholder meeting that will be held on a date to be announced. The Merger is conditioned upon the vote of holders of a majority of the combined voting power of the outstanding shares of Company Common Stock and the outstanding shares of the Company’s Series A preferred stock, voting together as a single class, in favor of the adoption of the Merger Agreement. Parent has agreed to vote or cause to be voted all of the shares owned beneficially or of record by Parent or its affiliates.

In addition to the stockholder approval described above, the completion of the Merger is subject to other customary conditions, including, among others, (i) the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act has expired or been terminated, (ii) the decisions, orders, consents or expiration of any waiting periods required by the competition laws of other countries and jurisdictions, (iii) the absence of any law or order that prohibits or makes illegal the Merger, (iv) subject to certain exceptions, the accuracy of the representations and warranties of each party and compliance by the parties with their respective covenants and (v) subject to certain exceptions, receipt by each of the Company and Parent of an opinion from its own counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The Merger Agreement provides certain termination rights for both the Company and Parent, including the right of the Company, prior to the adoption of the Merger Agreement by the Company stockholders, to terminate the Merger Agreement in order to enter into an agreement with respect to a superior proposal, so long as the Company complies with certain notice and other requirements set forth in the Merger Agreement. In connection with any such termination and under other specified circumstances, the Company must pay Parent a termination fee of $105 million; provided that if, subject to specified limitations, the Company terminates the Merger Agreement to accept a superior proposal with an Excluded Party by 11:59 P.M. (New York City time) on November 22, 2018, the Company will pay Parent a termination fee of $52.5 million.

The foregoing description of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

Important Statement regarding the Merger Agreement. The Merger Agreement has been included to provide investors with information regarding terms of the Merger. It is not intended to provide any other factual information about the Company, Parent, or their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations, qualifications or other particulars agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts or made for other purposes, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01 Other Events.

On September 24, 2018, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Cautionary Statement Regarding Forward-Looking Information

This communication includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, statements about future financial and operating results; benefits of the transaction to customers, stockholders and associates, and other statements regarding the proposed transaction. The Company’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the failure to obtain the required Company stockholder approval; the failure to obtain certain required regulatory approvals to the completion of the Merger or the failure to satisfy any of the other conditions to the completion of the Merger or the other transactions contemplated by the Merger Agreement; litigations in respect of either party or the Merger; the effect of the announcement of the Merger on the ability of the Company to maintain relationships with its partners, clients, customers, providers, advertisers and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the Merger; and the ability to meet expectations regarding the timing and completion of the Merger. The forward-looking statements contained in this Current Report on Form 8-K are also subject to other risks and uncertainties, including the risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Form 10-K”) and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2018, as well as the discussion of critical accounting policies and estimates in the 2017 Form 10-K. The forward-looking statements in this Current Report on Form 8-K are based on information available to the Company as of the date hereof, and except as required by applicable law, the Company assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Important Additional Information

This communication is being made in respect of the proposed merger transaction involving Parent and the Company. This communication does not constitute an offer to sell or the solicitation of an offer to buy the Company’s securities or the solicitation of any vote or approval. The proposed merger will be submitted to the stockholders of the Company for their consideration. In connection therewith, the Company intends to file relevant materials with the SEC, including a definitive proxy statement/prospectus, to be included in the registration statement on Form S-4 to be filed by Parent, in connection with the proposed merger. However, such documents are not currently available. The definitive proxy statement/prospectus will be mailed to the stockholders of the Company. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement/prospectus, any amendments or supplements thereto and other documents containing important information about Parent and the Company, once such documents are filed with the SEC, at the SEC’s Internet site at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.pandora.com under the heading “Investor.” Stockholders of the Company may also obtain a free copy of the definitive proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus by contacting the Company’s Investor Relations Department at 2100 Franklin Street, Suite 700, Oakland, CA 94612 or (510) 842-6960.

The Company and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on April 10, 2018, its annual report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 26, 2018, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements/prospectuses and other relevant materials to be filed with the SEC when they become available.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization dated as of September 23, 2018, by and among Sirius XM Holdings Inc., a Delaware corporation, White Oaks Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent, and Pandora Media, Inc., a Delaware corporation.

99.1	Joint Press Release dated September 24, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANDORA MEDIA, INC.

Dated: September 24, 2018	By:	/s/ Stephen Bené
Stephen Bené
General Counsel and Corporate Secretary